Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger Senior Vice President - Finance and Treasurer (972) 409-1528
Thomas Melito
Assistant Treasurer (972) 409-1527

Michaels Stores, Inc. Reports Departure of Jeffrey Boyer

IRVING, Texas — March 18, 2008 — Michaels Stores Inc. today announced that Jeffrey N. Boyer, President and Chief Financial Officer of the Company, has indicated he will resign effective April 4, 2008.

Brian C. Cornell, Chief Executive Officer, said, “Jeff has made numerous contributions to Michaels and we appreciate his service.  He has developed a strong team and we are confident they will ensure a smooth transition.”

Mr. Boyer added, “Michaels Stores is an outstanding company with an industry leading position and excellent team.  I have been fortunate to be part of the Company’s success thus far and am confident about the Company’s continued growth and success.”

Michaels will conduct a search for a replacement Chief Financial Officer and will consider both internal and external candidates.  In the interim, the Company has named Lisa K. Klinger, Senior Vice President - Finance and Treasurer, to be Acting Chief Financial Officer and has named Richard S. Jablonski, Vice President Finance and Corporate Controller, as principal accounting officer.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 16, 2008, the Company owns and operates 972 Michaels stores in 49 states and Canada and 164 Aaron Brothers stores.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300